                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              VORNADO REALTY TRUST

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                                      1999

                              VORNADO REALTY TRUST
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 2, 1999

                            ------------------------

To our Shareholders:

     The Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, June 2, 1999, beginning at 10:00 a.m., local time, for the following purposes:

     (1) The election of two persons to the Board of Trustees of the Company, each for a term of three years;

     (2) The approval of an amendment to the Company's Omnibus Share Plan; and

     (3) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Pursuant to the Bylaws of the Company, the Board of Trustees of the Company has fixed the close of business on April 7, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

                                           By Order of the Board of Trustees,

                                           Larry Portal
                                           Assistant Secretary

                              VORNADO REALTY TRUST
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 2, 1999

                            ------------------------

     The enclosed proxy is being solicited by the Board of Trustees (the "Board") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 2, 1999 (the "Annual Meeting"). The proxy may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only shareholders of record at the close of business on April 7, 1999 are entitled to notice of and to vote at the Annual Meeting. There were on such date 85,096,765 common shares of beneficial interest, par value $.04 per share (the "Shares"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The principal executive office of the Company is located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663. This notice of meeting and proxy statement and enclosed proxy will be mailed on or about May 10, 1999 to the Company's shareholders of record as of the close of business on April 7, 1999.

                              ELECTION OF TRUSTEES

     The Amended and Restated Declaration of Trust of the Company, as amended (the "Declaration of Trust"), provides that the Board shall be divided into three classes, as nearly equal in number as possible. One class of trustees is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as trustees for a three year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Company's Bylaws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a trustee. Under Maryland law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies and failures to vote will not be counted as votes cast in the election of trustees and thus will have no effect on the result of the vote.

     The following table sets forth the nominees (all of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a trustee of the Company or a director of its predecessor, Vornado, Inc.

                                                       PRINCIPAL OCCUPATION
                                                       AND PRESENT POSITION           YEAR TERM    INITIAL
                 NAME                    AGE             WITH THE COMPANY            WILL EXPIRE   ELECTION
                 ----                    ---           --------------------          -----------   --------
NOMINEES FOR ELECTION TO SERVE AS
TRUSTEES UNTIL THE ANNUAL MEETING IN
2002

Stanley Simon(1)(2)(3).................  81    Owner of Stanley Simon and               1999         1960
                                               Associates, management and financial
                                               consultants

Ronald Targan..........................  72    A member of the law firm of              1999         1980
                                               Schechner and Targan, P.A.;
                                               President of Malt Products
                                               Corporation of New Jersey, a
                                               producer of malt syrup
PRESENT TRUSTEES ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 2000

Michael D. Fascitelli(1)...............  42    President of the Company                 2000         1996

Steven Roth(1).........................  57    Chairman of the Board and Chief          2000         1979
                                               Executive Officer of the Company;
                                               Managing General Partner of
                                               Interstate Properties ("Interstate")

Russell B. Wight, Jr.(1)...............  59    A general partner of Interstate          2000         1979
PRESENT TRUSTEES ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 2001

David Mandelbaum(2)....................  63    A member of the law firm of              2001         1979
                                               Mandelbaum & Mandelbaum, P.C.; a
                                               general partner of Interstate

Richard West(2)(3).....................  61    Dean Emeritus, Leonard N. Stern          2001         1982
                                               School of Business, New York
                                               University

---------------
(1) Member of the Executive Committee of the Board of the Company.

(2) Member of the Audit Committee of the Board of the Company.

(3) Member of the Compensation Committee of the Board of the Company.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958.

     Mr. Targan has been President of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. Fascitelli became the President and a Trustee of the Company on December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co., in charge of its real estate practice and was a vice president there prior to 1992. He is also a director of Alexander's, Inc. ("Alexander's") and a director and President of Vornado Operating Company ("Vornado Operating").

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board of the Company since April 1980. Since 1968, he has been a general partner of Interstate and, more recently, he has been Managing General Partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's and Capital Trust, Inc. and Chairman of the Board and Chief Executive Officer of Vornado Operating.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's, Vornado Operating and Insituform Technologies, Inc.

     Mr. Mandelbaum has been a member of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's.

     Mr. West is Dean Emeritus at the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. Prior thereto Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a director or a trustee of Vornado Operating, Alexander's, Bowne & Co., Inc. and various investment companies managed by Merrill Lynch Assets Management, Inc., or Hotchkis & Wiley, both affiliates of Merrill Lynch & Co.

     Interstate is a New Jersey partnership formed in 1968. Messrs. Roth, Wight and Mandelbaum have at all times been the general partners of Interstate. Interstate is an owner of shopping centers, and an investor in securities and partnerships.

     The Company is not aware of any family relationships between any trustee or executive officer of the Company or person nominated or chosen by the Company to become a trustee or executive officer. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate and in other businesses. Messrs. Mandelbaum and Targan are affiliated with each other in businesses and in the practice of law.

COMMITTEES OF THE BOARD OF TRUSTEES

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee.

  Executive Committee

     The Executive Committee possesses and may exercise certain powers of the Board in the management of the business affairs of the Company, except those reserved to the Board under Maryland law. The Executive Committee consists of Messrs. Roth, Fascitelli, Simon and Wight. Mr. Roth is Chairman of the Executive Committee. The Executive Committee did not meet in 1998.

  Audit Committee

     The Audit Committee's functions include reviewing annual and quarterly reports and proxy statements sent to shareholders and filed with the Securities and Exchange Commission, recommending to the Board the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Audit Committee and reviewing with the Company's financial officers and internal auditors matters of interest to the Audit Committee, including the effectiveness of the Company's internal controls and the results of its operations. The Audit Committee, which held four meetings during 1998, consists of three members, Messrs. West, Mandelbaum and Simon. Mr. West is the Chairman of the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the 1993 Omnibus Share Plan of Vornado Realty Trust (the "Omnibus Share Plan"). The Committee, which held six meetings during 1998, consists of two members, Messrs. Simon and West. Mr. Simon is the Chairman of the Compensation Committee.

     The Board held seven meetings during 1998. Each trustee of the Company attended at least 80% of the combined total of meetings of the Board and all committees on which he served during that period.

                COMPENSATION COMMITTEE OF THE BOARD OF TRUSTEES
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board is responsible for establishing the terms of the compensation of the Company's executive officers.

     Each of the executive officers receives a base salary. The Committee periodically reviews and adjusts Mr. Roth's base salary. Mr. Roth's current base salary of $625,000 was established in November 1991. Mr. Fascitelli's base salary is $600,000 in accordance with the employment agreement entered into on December 2, 1996. The base salary of Mr. Greenbaum is $425,000 in accordance with the employment agreement entered into on April 15, 1997. The base salary of Mr. Macnow is $425,000 in accordance with the employment agreement entered into as of January 1, 1998. The base salary of Mr. Rowan is $380,500 in accordance with the employment agreement entered into as of January 1, 1998. The employment agreements for Messrs. Macnow and Rowan provide for an annual adjustment of their base salary equal to 125% of the percentage increase in the prior year's consumer price index. See "Executive Compensation-Employment Contracts".

     The factors and criteria which the Committee utilizes in establishing the compensation of the Company's executive officers (including Mr. Roth) include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Committee in establishing the terms of the executive officers' compensation has been to provide strong financial incentives for the executive officers to maximize shareholder value. The Committee believes that the best way to accomplish this objective is to grant substantial share options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's share price.

     In January 1998, Mr. Roth was granted options to purchase 1,500,000 Shares, exercisable at the current market price on the date the option was granted.

     The employment agreement of Michael D. Fascitelli, President, provides in addition to his annual salary, that he receive a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable at the Company's option in 919,540 of its Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, the Deferred Payment is being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997. In January 1998, Mr. Fascitelli was granted options to purchase 500,000 Shares, exercisable at the current market price on the date the option was granted. In addition, Mr. Fascitelli's employment agreement provides that he may receive loans of up to $10 million from the Company during the term of his employment. As of December 31, 1998, Mr. Fascitelli had borrowed $7,600,000 from the Company.

     The employment agreement of David R. Greenbaum, Chief Executive Officer of the Mendik Division, provides that Mr. Greenbaum may receive loans of up to $10 million from the Company during the term of his employment agreement. As of December 31, 1998, Mr. Greenbaum had not borrowed from the Company. In January 1998, Mr. Greenbaum was granted options to purchase 150,000 Shares, exercisable at the current market price on the date the option was granted.

     The employment agreement of Joseph Macnow, Executive Vice President-Finance and Administration, provides an undertaking to use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 1998, Mr. Macnow was granted options to purchase 100,000 Shares, exercisable at the current market price on the date the option was granted.

     The employment agreement of Mr. Rowan, Vice President-Retail Real Estate Division, provides an undertaking to use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Rowan options to purchase 50,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 1998, Mr. Rowan was granted options to purchase 50,000 Shares, exercisable at the current market price on the date the option was granted.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to any individual named in the Summary Compensation Table which is not "performance based", as defined in Section 162(m). Options granted under the Company's Omnibus Share Plan to date satisfy the performance based requirements under the final regulations issued with respect to Section 162(m). The deferred payment to Mr. Fascitelli does not meet the requirements of Section 162(m) and will thus be subject to the $1,000,000 limitation when paid.

                                          Stanley Simon
                                          Richard West

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's Share price performance to the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and to the published National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REITS). The graph assumes that $100 was invested on December 31, 1993 in the Shares, the S&P 500 Index and the NAREIT All Equity Index, and that all dividends were reinvested. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S STOCK PERFORMANCE WILL CONTINUE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.
[Comparison of Cumulative 5-Year Return Graph]



                   COMPARISON OF CUMULATIVE FIVE-YEAR RETURN

                                                                                                            NAREIT ALL EQUITY
                                                  VORNADO REALTY TRUST            S&P 500 INDEX                 INDEX(1)
                                                  --------------------            -------------             -----------------
'1993'                                                     100                         100                         100
'1994'                                                     113                         101                         103
'1995'                                                     125                         139                         118
'1996'                                                     182                         171                         160
'1997'                                                     334                         229                         193
'1998'                                                     248                         294                         159

(1) Excluding Health Care REITs.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the beneficial ownership of Shares and units of limited partnership interest ("Units") in Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"), of (i) each person holding more than a 5% interest in the Company or the Operating Partnership (other than the Company), (ii) trustees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table set forth below, and (iv) the trustees and executive officers of the Company as a group. Unless otherwise noted, the address of all such persons is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                                                        NUMBER OF
                                                          SHARES                         PERCENT OF ALL
                                                        AND UNITS      PERCENT OF ALL      SHARES AND
                                                       BENEFICIALLY        SHARES            UNITS
NAME OF BENEFICIAL OWNER                                 OWNED(1)        (1)(2)(3)         (1)(2)(4)
------------------------                               ------------    --------------    --------------
NAMED EXECUTIVE OFFICERS AND TRUSTEES
Steven Roth(5)(6)(7).................................   15,035,900          17.6%             15.8%
Russell B. Wight, Jr.(5)(8)..........................   13,492,800          15.9%             14.3%
David Mandelbaum(5)..................................   13,261,998          15.6%             14.0%
Michael D. Fascitelli(7)(9)..........................    2,489,540           2.9%              2.6%
David R. Greenbaum(7)(10)(11)........................    3,452,485           4.0%              3.6%
Joseph Macnow(7).....................................      390,250             *                 *
Richard T. Rowan(7)..................................      252,780             *                 *
Ronald Targan........................................      750,000             *                 *
Stanley Simon........................................       75,000             *                 *
Richard West(12).....................................       21,000             *                 *
All trustees and executive officers as a group (12
  persons)...........................................   23,392,164          26.5%             24.0%
OTHER BENEFICIAL OWNERS
Interstate(5)........................................   12,943,000          15.2%             13.3%
Cohen & Steers Capital Management, Inc.(13)..........    8,855,200          10.4%              9.1%

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated, each person is the direct owner of and has sole investment power with respect to such Shares and Units. Numbers and percentages in table are based on 85,096,765 Shares and 9,335,984 Units outstanding as of April 7, 1999.

 (2) In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned approximately 85% of the common limited partnership interest in, the Operating Partnership as of April 7, 1999. At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the Company) will have the right to have their Units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share for each Unit redeemed or, at the option of the Company, one Share for each Unit tendered, subject to customary antidilution provisions (the "Unit Redemption Right"). Holders of Units may be able to sell Shares received upon the exercise of their Unit Redemption Right in the public market pursuant to registration rights agreements with the Company. The Company has filed registration statements with the Securities and Exchange Commission to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

 (3) Assumes that all Units held by the beneficial owner are redeemed for Shares. The total number of Shares or Units outstanding used in calculating this percentage assumes that all Shares or Units that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the exchange of Units for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (4) Assumes that all Units with the right to convert within 60 days upon the exchange of units for shares are redeemed for Shares.

 (5) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 12,943,000 Shares. These Shares are included in the total Shares and the percentage of class for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

 (6) Includes 82,900 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 36,000 Shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

 (7) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Steven Roth
      -- 510,000; Michael D. Fascitelli -- 1,570,000; David R.
     Greenbaum -- 432,900; Joseph Macnow -- 315,250; Richard Rowan -- 241,310; and all trustees and executive officers as a group -- 3,123,860.

 (8) Includes 64,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power.

 (9) Includes 919,540 Shares held in a trust for the benefit of Mr. Fascitelli.

(10) The address for this beneficial owner is c/o Mendik Realty Company, Inc., 330 Madison Avenue, New York, New York 10017.

(11) Includes (i) 744,988 Units which are held by The Mendik Partnership, L.P. ("TMP") in which Mr. Greenbaum is one of the limited partners and controls the company which is the general partner of TMP, (ii) 486,540 Units which are held by FW/Mendik REIT, L.L.C., which is comprised of two members controlled by Mr. Greenbaum, (iii) 1,767,035 Units which are held by Mendik Holdings LLC, of which TMP is a member, and (iv) 3,412 Units held by M Westport Associates, a partnership of which Mr. Greenbaum is a partner. Mr. Greenbaum disclaims beneficial ownership of all these Units except to the extent of his pecuniary interest therein. Does not include 16,909 Units which are held by Mr. Greenbaum's wife, as to which Mr. Greenbaum disclaims any beneficial interest.

(12) Mr. West and his wife own 3,000 of these Shares jointly. Mr. West holds 18,000 of these Shares in self-directed Keogh accounts.

(13) Based on Schedule 13G dated February 8, 1999, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 7,751,500 Shares and has the sole power to dispose or to direct the disposition of 8,855,200 Shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or accrued during the past three fiscal years for each of the five highest paid executive officers of the Company whose total compensation aggregated $100,000 or more in 1998 ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                   ANNUAL COMPENSATION                      COMPENSATION     ALL OTHER
                               ----------------------------                    AWARDS       COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)   OTHER($)(1)     OPTIONS          ($)(2)
---------------------------    ----   ---------    --------   -----------   ------------    ------------
Steven Roth..................  1998    625,000           0           0       1,500,000(3)      64,583
  Chairman and Chief           1997    625,000           0           0               0         61,397
  Executive Officer            1996    625,000           0           0               0         61,856
Michael D. Fascitelli........  1998    600,000           0           0         500,000(3)       4,215
  President                    1997    600,000           0           0               0          3,049
                               1996     34,616(4)        0           0       3,500,000(5)           0
David R. Greenbaum...........  1998    425,000     100,000           0         150,000(3)       7,500
  Chief Executive Officer      1997    212,500(6)  100,000           0         570,000(3)      11,305
  of the Mendik Division
Joseph Macnow................  1998    425,000     100,000      64,895         100,000(3)      72,351
  Executive Vice               1997    380,500     100,000      60,589          75,000(7)      22,666
  President -- Finance         1996    365,500           0           0          75,000(7)      21,968
  and Administration
Richard Rowan................  1998    380,500           0      71,961          50,000(3)      25,394
  Vice President -- Retail     1997    380,500           0      67,186          75,000(7)      21,973
  Real Estate Division         1996    365,500           0           0          75,000(7)      21,066

---------------
(1) Represents the forgiveness by the Company of one-fifth of the loan amount (together with interest) due from each of Messrs. Macnow and Rowan. The loans were issued in connection with Messrs. Macnow and Rowan's option exercises in prior years. The Company has agreed that on each January 1st (commencing January 1, 1997) it will forgive one-fifth of the amounts due from Messrs. Macnow and Rowan, provided they remain employees of the Company.

(2) Represents annual amounts of (i) employer paid contributions to the Company's 401(k) retirement plan and (ii) Company paid whole life insurance premiums. Employer contributions to the Company's 401(k) retirement plan become vested 100% after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company's non-discriminatory group term life insurance benefit for all full time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

(3) Options are exercisable 34% twelve months after grant, and 33% after each of the following two twelve-month periods.

(4) Mr. Fascitelli's employment with the Company commenced on December 2, 1996.

(5) Options are exercisable 20% twelve months after grant, and 20% after each of the following four twelve-month periods.

(6) Mr. Greenbaum's employment with the Company commenced on April 15, 1997.

(7) Options are exercisable 25% nine months after grant, and 25% after each of the following three six-month periods.

     The following table lists all grants of share options and share appreciation rights to the Covered Executives made in 1998 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made in 1998. The Company has not, to date, granted any share appreciation rights.

                             OPTION GRANTS IN 1998

                                      INDIVIDUAL GRANTS
                           ----------------------------------------                POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF                                                  ASSUMED ANNUAL RATES OF
                             SHARES       % OF TOTAL      EXERCISE                  SHARE PRICE APPRECIATION FOR
                           UNDERLYING   OPTIONS GRANTED    OR BASE                         OPTION TERM(2)
                            OPTIONS     TO EMPLOYEES IN   PRICE PER   EXPIRATION   ------------------------------
NAME                        GRANTED       FISCAL YEAR     SHARE(1)       DATE           5%              10%
----                       ----------   ---------------   ---------   ----------   -------------   --------------
Steven Roth..............  1,500,000          44%         $45.3125     1/12/08      $42,745,182     $108,324,683
Michael D. Fascitelli....    500,000          15%         $45.3125     1/12/08      $14,248,394     $ 36,108,228
David R. Greenbaum.......    150,000           4%         $45.3125     1/12/08      $ 4,274,518     $ 10,832,468
Joseph Macnow............    100,000           3%         $45.3125     1/12/08      $ 2,849,679     $  7,221,646
Richard Rowan............     50,000           1%         $45.3125     1/12/08      $ 1,424,839     $  3,610,823

---------------
(1) The exercise or base price per Share is equal to the current market price on the date the option was granted.

(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Shares shown over their ten-year term. For example, a 5% growth rate, compounded annually, results in a stock price of $73.81 per Share and a 10% growth rate, compounded annually, results in a stock price of $117.53 per Share. These Potential Realizable Values are listed to comply with the regulations of the Securities and Exchange Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercises are dependent on the future performance of the Shares.

     The following table summarizes all exercises of options during 1998, and the options held at December 31, 1998, by the Covered Executives.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

                                                     NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                            SHARES                    OPTIONS AT 12/31/98     IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON     VALUE          EXERCISABLE/          12/31/98 EXERCISABLE/
NAME                       EXERCISE      REALIZED        UNEXERCISABLE             UNEXERCISABLE
----                      -----------    --------    ---------------------    -----------------------
Steven Roth.............        --       $     --                       0/1,500,000 $                    0/0
Michael D. Fascitelli...        --             --               1,400,000/2,600,000             14,043,750/21,065,625
David R. Greenbaum......        --             --                 193,800/526,200                611,681/1,187,381
Joseph Macnow...........        --             --                 281,250/118,750              3,956,836/135,352
Richard Rowan...........     5,470        124,955                 224,310/68,750              3,034,288/135,352

EMPLOYEE RETIREMENT PLAN

     Effective December 31, 1997, the Company froze the employee retirement plan which provided retirement benefits to full-time employees of the Company. Benefits under the plan will continue to vest upon the completion of five years of service for all eligible employees. However, employees will not earn any additional benefits after December 31, 1997. In addition, no new participants will be eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant's base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant's base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant's past service.

     The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives payable upon normal retirement at age 65. The estimated annual benefit payable at age 65 to Mr. Roth is $45,003; to Mr. Rowan, $28,427; and to Mr. Macnow, $29,002.

EMPLOYMENT CONTRACTS

  Michael D. Fascitelli

     Mr. Fascitelli has a five-year employment contract which provides for an annual salary of $600,000. In addition to his annual salary, he received a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable at the Company's option in 919,540 Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, the Deferred Payment is being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997. In January 1998 Mr. Fascitelli was granted options to purchase 500,000 Shares, exercisable at the current market price on the date the option was granted. Mr. Fascitelli may also receive loans of up to $10 million from the Company during the term of the employment agreement. As of December 31, 1998, Mr. Fascitelli had borrowed $7,600,000 from the Company. He has also been given the use of a company automobile.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include a change in Mr. Fascitelli's responsibilities, change in control of the Company, relocation of the Company or the failure of the Company to comply with the terms of the agreement) payment of his base salary shall continue for three years, offset in the second and third years for compensation received from another employer, and benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  David R. Greenbaum

     Mr. Greenbaum has an employment agreement with an initial term through April 30, 2000 (subject to extension) pursuant to which he serves as Chief Executive Officer of the Mendik Division of the Company. The employment agreement provides for annual base compensation in the amount of $425,000. In January 1998 Mr. Greenbaum was granted options to purchase 150,000 Shares, exercisable at the current market price on the date of grant. Mr. Greenbaum also may receive loans of up to $10 million from the Company during the term of the employment agreement. As of December 31, 1998, Mr. Greenbaum had not borrowed from the Company.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Greenbaum's responsibilities, change in control of the Company, relocation of the Mendik Division's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Joseph Macnow

     Mr. Macnow has an employment agreement with a term through December 31, 2000 pursuant to which Mr. Macnow serves as Executive Vice President -- Finance and Administration. The employment agreement provides for annual base compensation in the amount of $425,000, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares during each of the three years at a purchase price equal to the fair market value of the stock on the dates the options are granted. In January 1998, Mr. Macnow was granted options to purchase 100,000 Shares exercisable at the current market price on the date the option was granted.

     The agreement also provides that if Mr. Macnow's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), he will receive: (a) a lump sum payment of three times the sum of
(i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if Mr. Macnow's employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Richard Rowan

     Mr. Rowan has an employment agreement expiring December 31, 2000 with the Company. The agreement provides to Mr. Rowan an initial annual salary of $380,500, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Rowan options to purchase 50,000 Shares during each of the three years at a purchase price equal to the fair market value of the stock on the dates the options are granted. In January 1998, Mr. Rowan was granted options to purchase 50,000 Shares exercisable at the current market price on the date the option was granted.

     The agreement also provides that, if the Company should terminate Mr. Rowan's employment other than for just cause, payment of salary shall continue until the earlier of two years after the date of termination or the employee's becoming self-employed or employed with another company. The agreement further provides that if Mr. Rowan should terminate employment for just cause (defined as change of the employee's responsibility, change in control of the Company or relocation of the Company), such employee will be paid 2.99 times his annual salary and his unvested stock options will vest.

COMPENSATION OF TRUSTEES

     The Company compensated Messrs. Wight, Mandelbaum and Targan at a rate of $15,000 per year through September 1998 and at a rate of $25,000 per year thereafter for serving as trustees plus $750 for each meeting of the Board or of any committee of the Board which the trustee attends. The Company compensated Stanley Simon and Associates, of which Stanley Simon is the owner, at a rate of $30,000 per year through September 1998 and at a rate of $50,000 per year thereafter and Richard West at a rate of $40,000 per year through September 1998 and at a rate of $50,000 per year thereafter in addition to $750 for each meeting. Messrs. Roth and Fascitelli received no compensation as trustees.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company has a Compensation Committee, consisting of Messrs. Simon and West, which grants awards under the Company's Omnibus Share Plan and makes all other executive compensation determinations. Messrs. Roth and Fascitelli are the only officers or employees of the Company or any of its subsidiaries who are members of the Board. There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Formation of the Operating Partnership and Transactions Involving the Mendik Group

     In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned an approximate 85% common limited partnership interest in, the Operating Partnership as of April 7, 1999.

     Simultaneously with the formation of the Operating Partnership, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and the management company held by Bernard H. Mendik, formerly Co-Chairman of the Board of the Company, and David
R. Greenbaum, Chief Executive Officer of the Mendik Division of the Company, and certain entities controlled by them (the "Mendik Group") and certain of its affiliates (the "Mendik Transaction").

     The consideration for the Mendik Transaction was approximately $656 million, including $264 million in cash, $177 million in Units and $215 million in indebtedness.

     Pursuant to the Mendik Transaction, Mendik Management Company Inc. ("MMC") was formed. The Operating Partnership received 100% of MMC's nonvoting common stock which entitles it to 95% of the net operating cash flow distributed by MMC to its shareholders. Michael Fascitelli, President and Trustee of the Company, and David Greenbaum own the voting common stock of MMC. MMC will allocate expenses to the Operating Partnership to the extent that MMC employees perform services on behalf of the Operating Partnership.

     The Mendik Group owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services in the Company's Manhattan office buildings. Although the terms and conditions of the contracts pursuant to which these services are provided were not negotiated at arm's length, the Company believes, based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company. The Company was charged fees in connection with these contracts of $25,686,000 for the year ended December 31, 1998, a portion of which is expected to be reimbursed to the Company by its tenants.

  Transactions Involving Vornado Operating

     General. Vornado Operating Company, ("Vornado Operating") was incorporated on October 30, 1997, as a wholly owned subsidiary of the Company. In order to maintain its status as a REIT for federal income tax purposes, the Company is required to focus principally on investment in real estate assets. Accordingly, the Company is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. Vornado Operating was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. Vornado Operating is intended to function principally as an operating company, in contrast to the Company's principal focus on investment in real estate assets. Vornado Operating is able to do so because it is taxable as a regular "C" corporation rather than a REIT.

     Vornado Operating will seek to become the operator of businesses conducted at properties it leases from the Company, as contemplated by the Intercompany Agreement between the Company and Vornado Operating (the "Intercompany Agreement"), referred to below. Vornado Operating expects to rely exclusively on the Company to identify business opportunities and currently expects that those opportunities will relate in some manner to the Company and its real estate investments rather than to unrelated businesses.

     The Distribution. On October 16, 1998, the Operating Partnership made a distribution (the "Distribution") of one share of common stock, par value $.01 per share (the "Common Stock"), of Vornado Operating for 20 units of limited partnership interest of the Operating Partnership (including units owned by the Company) held of record as of the close of business on October 9, 1998 and Vornado Realty Trust in turn made a distribution of the Common Stock it received to the holders of its common shares of beneficial interest. While no Common Stock was distributed in respect of the Company's $3.25 Series A Convertible

Preferred Shares, the Company adjusted the Conversion Price to take into account the Distribution. Vornado Operating's Common Stock is listed on the American Stock Exchange under the symbol "VOO".

     Capital Contribution and Revolving Credit Agreement. The Company initially capitalized Vornado Operating with an equity contribution of $25,000,000 of cash. As part of its formation, Vornado Operating was granted a $75,000,000 unsecured five-year revolving credit facility from Vornado (the "Revolving Credit Agreement"). Borrowings under the Revolving Credit Agreement bear interest at a floating rate per annum equal to LIBOR plus 3%. Commencing January 1, 1999, Vornado Operating pays the Company a commitment fee equal to 1% per annum on the average daily unused portion of the facility. Amounts may be borrowed under the Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75,000,000). Only interest and commitment fees are payable under the Revolving Credit Agreement until it expires. The Revolving Credit Agreement prohibits Vornado Operating from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits Vornado Operating from paying dividends. Debt under the Revolving Credit Agreement is recourse to Vornado Operating.

     Intercompany Agreement. The Company and Vornado Operating have entered into the Intercompany Agreement pursuant to which, among other things, (a) the Company will under certain circumstances offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by the Company (under mutually satisfactory lease terms) and (b) Vornado Operating will not make any real estate investment or other REIT-Qualified Investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity.

     Under the Intercompany Agreement, the Company has agreed to provide Vornado Operating with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, Vornado Operating will compensate the Company in an amount determined in good faith by the Company as the amount an unaffiliated third party would charge Vornado Operating for comparable services and will reimburse the Company for certain costs incurred and paid to third parties on behalf of Vornado Operating. For the period from October 16, 1998 (commencement date) to December 31, 1998, approximately $50,000 of compensation for such services was charged pursuant to the Intercompany Agreement.

     Vornado Operating and the Company each have the right to terminate the Intercompany Agreement if the other party is in material default of the Intercompany Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, the Company has the right to terminate the Intercompany Agreement upon a change in control of Vornado Operating.

     Vornado Operating's Management. Messrs. Roth, Fascitelli, West and Wight are directors of Vornado Operating. Mr. Roth is also Chairman of the Board and Chief Executive Officer of Vornado Operating, Mr. Fascitelli is also President of Vornado Operating, and certain other members of the Company's senior management hold corresponding positions with Vornado Operating.

     The Cold Storage Companies. On October 31, 1997, partnerships (the "Vornado/Crescent Partnerships") in which affiliates of the Company have a 60% interest and affiliates of Crescent Real Estate Equities Company have a 40% interest acquired each of AmeriCold Corporation ("Americold") and URS Logistics, Inc. ("URS"). In June 1998, the Vornado/Crescent Partnerships acquired the assets of Freezer Services, Inc. and in July 1998 acquired the Carmar Group (Americold, URS, Freezer Services, Inc. and the Carmar Group, collectively, the "Cold Storage Companies").

     On March 12, 1999, the Vornado/Crescent Partnerships sold all of the non-real estate assets of the Cold Storage Companies encompassing the operations of the cold storage business for approximately $48,000,000 to a new partnership owned 60% by Vornado Operating Company and 40% by Crescent Operating Inc. The new partnership leases the underlying cold storage warehouses used in this business from the Vornado/Crescent Partnerships which continue to own the real estate. The leases have a 15 year term with two-five year renewal options and provide for the payment of fixed base rent and percentage rent based on customer revenues. The new partnership is required to pay for all costs arising from the operation, maintenance and repair of the properties as well as property capital expenditures in excess of $5,000,000 annually. Fixed base rent and percentage rent for the initial lease year is projected to be approximately $151 million. The new partnership has the right to defer a portion of the rent for up to three years beginning on March 12, 1999 to the extent that available cash, as defined in the leases, is insufficient to pay such rent.

     Disposition and Acquisition of Interest in CESCR. On December 31, 1998, the Company sold approximately 1.7% of the outstanding partnership units of CESCR (a Delaware limited partnership that owns interests in and manages approximately 10,700,000 square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14,600,000 square feet of office and other commercial properties in the Washington, D.C. area) to Vornado Operating Company for an aggregate purchase price of approximately $12,900,000, or $34 per unit (which is the price at which CESCR issued partnership units in October 1998 in connection with a significant "roll-up" transaction). The purchase price was funded out of Vornado Operating's working capital. After giving effect to this purchase, the Company owned approximately 9.6% of CESCR as of December 31, 1998. In connection with this purchase, the Company granted to Vornado Operating an option to require the Company to repurchase all of the CESCR units at the price at which Vornado Operating purchased the CESCR units, plus a cumulative return on such amount at a rate of 10% per annum. The option was exercised on March 4, 1999. Accordingly, the Company reacquired the CESCR units from Vornado Operating for $13,200,000.

  Transactions Involving Interstate and Alexander's

     As of December 31, 1998, Interstate and its partners owned approximately 18.1% of the Shares of the Company and 27.1% of Alexander's common stock. Interstate is a general partnership in which Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are the three general partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate, the Chairman of the Board and Chief Executive Officer of Vornado Operating and the Chief Executive Officer and a director of Alexander's. Mr. Mandelbaum and Mr. Wight are Trustees of the Company, and Mr. Wight is a director of Vornado Operating. The agreement with the Company and Interstate not to own in excess of two-thirds of Alexander's common stock or to enter into certain other transactions with Alexander's expired in March 1998.

     The Company currently manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives a quarterly fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days' notice at the end of the term. Although the management agreement was not negotiated at arm's length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the year ended December 31, 1998, $1,365,000 of management fees were earned by the Company pursuant to the management agreement.

     The Company owns 29.3% of the outstanding shares of common stock of Alexander's. In March 1995, the Company lent Alexander's $45 million. The loan, which was originally scheduled to mature in March 1998, has been renewed for two additional one year periods and currently matures in March 2000 and the interest rate was reset in March 1999 from 13.87% per annum to 14.18% per annum.

     Alexander's is managed by and its properties are leased by the Company, pursuant to agreements with a one-year term which automatically renew.

     The annual management fee payable to the Company by Alexander's is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall ($87,459 for the period from November 1, 1998 to December 31, 1998), plus (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum.

     The leasing agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth years of a lease term.

Subject to the payment of rents by Alexander's tenants, the Company is due $5,145,000 at December 31, 1998. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later.

     On July 6, 1995, the Company assigned its management agreement with Alexander's to Vornado Management Corp. ("VMC"), a New Jersey corporation. In exchange, the Company received 100% of the nonvoting stock of VMC, which entitles it to 95% of net operating cash flow distributed by VMC to its shareholders. Steven Roth and Richard West, trustees of the Company, own all of the voting stock of VMC. VMC is responsible for its pro rata share of compensation and fringe benefits of common employees and 30% of other common expenses.

  Certain Other Transactions

     During 1998, the Company paid $88,000 for legal services, in connection with certiorari proceedings at its shopping centers, to the firm of Mandelbaum & Mandelbaum, P.C., of which David Mandelbaum is a member. All or substantially all of this amount is expected to be reimbursed to the Company by its tenants. In addition, during 1998, the Company paid $99,219 for legal services to the firm of Schechner and Targan, P.A., of which Ronald Targan is a member.

     During 1998, the Company paid $150,000 to Stanley Simon for his services in connection with the Company's purchase of the Merchandise Mart group of properties.

     At December 31, 1998, the loans due from Mr. Roth, Mr. Rowan and Mr. Macnow in connection with their stock option exercises were $13,930,000 ($4,897,000 of which is shown as a reduction in shareholders' equity), $144,000 and $130,000, respectively. The loans bear interest at a rate equal to the broker call rate (6.5% at December 31, 1998) but not less than the minimum applicable federal rate provided under the Internal Revenue Code. Interest on the loan to Mr. Roth is payable quarterly. Mr. Roth's loan, which was due in December 1997, was extended for five years until December 2002. The Company has agreed on each January 1st (commencing January 1, 1997) to forgive one-fifth of the amounts due from Mr. Rowan and Mr. Macnow, provided that they remain employees of the Company.

     During 1998, the Company made loans to Mr. Fascitelli aggregating $7,600,000 in accordance with the terms of his employment contract. The loans have a five-year term and bear interest, payable quarterly, at a weighted average rate of 5.16% (based on the mid-term applicable federal rate provided under the Internal Revenue Code).

     In connection with the Company's acquisition of (i) a 60% interest in three partnerships which own the Cold Storage Companies, (ii) a 40% interest in Hotel Pennsylvania, (iii) a 100% interest in a company that manages the trade shows held at the Merchandise Mart and the Apparel Center in Chicago and the Washington Design Center and the Washington Office Center in Washington, D.C.,
(iv) a retail cooperative, and (v) the YMCA Development, preferred stock affiliates were formed. The Operating Partnership received 100% of the nonvoting common stock of these preferred stock affiliates which entitles it to 98% of the net operating cash flow distributed by the preferred stock affiliates to their shareholders. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, Michael D. Fascitelli, President and a Trustee of the Company, and Joseph Macnow, Executive Vice President -- Finance and Administration of the Company, purchased and own all of the voting common stock of these preferred stock affiliates which entitles them to the remaining 2% of the net operating cash flow distributed by these preferred stock affiliates.

     In September 1997, the Company purchased, at a discount, a mortgage on a 460,000 square foot office building at 20 Broad Street in Manhattan for $27,000,000. In August 1998, the Company acquired a 60% interest in the leasehold from the Mendik Group for approximately $600,000 of Operating Partnership Units.

The Mendik Group may also receive a future earn-out, capped at $4,400,000 in additional units, based on leasing activity through December 31, 2004.

                         APPROVAL OF PROPOSAL TO AMEND
                        THE COMPANY'S OMNIBUS SHARE PLAN

     The Board of Trustees is asking the shareholders to approve an amendment to the 1993 Omnibus Share Plan of Vornado Realty Trust (the "Omnibus Share Plan" or the "Plan") which would authorize the allocation of an additional 7,000,000 Shares to be reserved for issuance and sale under the Plan. The Omnibus Share Plan was first approved by the shareholders of the Company on May 6, 1993. Of the 14,500,000 shares authorized under the Plan, 4,103,382 Shares were available for issuance as of December 31, 1998 and 919,392 Shares were available for issuance as of April 7, 1999. The fair market value of the Shares of the Company on April 13, 1999 was $34.8125 per share.

     The purpose of the Omnibus Share Plan is to promote the financial interests of the Company by encouraging its employees and the employees of its subsidiaries to acquire an ownership position in the Company, enhancing its ability to attract and retain employees of outstanding ability and providing such employees with a way to acquire or increase their proprietary interest in the Company's success. The Trustees and the Compensation Committee of the Board of Trustees have determined that it is in the best interest of the Company and the shareholders to add an additional 7,000,000 Shares to the Plan to further promote the Plan's objectives.

     For additional information regarding options granted to executive officers, see "Executive Compensation" above.

TERMS OF THE OMNIBUS SHARE PLAN

     Under the Omnibus Share Plan, employees of the Company may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Omnibus Share Plan is administered by the Compensation Committee of the Board of Trustees which is authorized to select employees of the Company and its subsidiaries to receive awards, determine the type of awards to be made, determine the number of common shares or share units subject to any award and the other terms and conditions of such awards. All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to receive awards under the Plan. As such criteria are subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time. Each officer of the Company can be granted awards under the Omnibus Share Plan.

     Except as determined by the Committee with respect to the transferability of stock options by a participant to such participant's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members), the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder.

  Stock Options

     Stock options entitle the holder to purchase the Company's shares at a per share price determined by the Compensation Committee which in no event may be less than the fair market value of the shares on the date of grant. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or "nonqualified" stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The option price for shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of common shares, by such other consideration as the

Compensation Committee deems appropriate or by a combination of cash, common shares and such other consideration.

     Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If such shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of the shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction.

  Stock Appreciation Rights

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a share on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, shares or a combination thereof.

  Performance Shares

     Performance share awards consist of a grant of actual shares or share units having a value equal to an identical number of the Company's shares in amounts determined by the Compensation Committee at the time of grant. Performance share awards consisting of actual shares entitle the holder to receive shares in an amount based upon performance conditions of the Company over a performance period as determined by the Compensation Committee at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of share units entitle the holder to receive the value of such units in cash, shares or a combination thereof based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant. Such performance share awards may provide the holder with dividend equivalents prior to vesting.

  Restricted Stock

     Restricted stock awards consist of a grant of actual shares or share units having a value equal to an identical number of shares of the Company. Restricted stock awards consisting of actual shares entitle the holder to receive shares of the Company. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of share units entitle the holder to receive the value of such units in cash, shares or a combination thereof as determined by the Compensation Committee. Such restricted stock awards may provide the holder with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Compensation Committee at time of grant.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S OMNIBUS SHARE PLAN. Proxies will be so voted unless specified otherwise in their proxies. The affirmative vote of holders of the majority of the outstanding common shares present, or represented, and entitled to vote is required for approval of this proposal. Consequently, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 1999. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1998 fiscal year, and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

                   ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS
                         AND PROPOSALS OF NEW BUSINESS

     The Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such meeting, notice must generally be given in writing to the Secretary of the Company at the principal executive offices of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, failure by a shareholder to act in compliance with the notice provisions will mean that the shareholder will not be able to nominate trustees or propose new business.

     Shareholders interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's Bylaws. Shareholder proposals for the 2000 Annual Meeting of Shareholders of the Company must be received at the principal executive office of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663,
Attention: Secretary, not later than April 3, 2000, for inclusion in the 2000 proxy statement and form of proxy.

                                          By Order of the Board of Trustees,

                                          Larry Portal
                                          Assistant Secretary

May 10, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                              VORNADO REALTY TRUST

             PARK 80 WEST, PLAZA II, SADDLE BROOK, NEW JERSEY 07663

                              VORNADO REALTY TRUST

                                     PROXY

    The undersigned shareholder, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, June 2, 1999 at 10:00 A.M., local time, upon any and all business as may properly come before the meeting and all postponements or adjournments thereof. Said proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF TRUSTEES, "FOR" THE AMENDMENT TO THE COMPANY'S OMNIBUS SHARE PLAN AND OTHERWISE IN THE DISCRETION OF THE PROXY.

                (Continued and to be Executed, on Reverse side)

                          (Continued from other side)

1.   ELECTION OF TRUSTEES:
     The Board of Trustees recommends a Vote "FOR" Election of
     the nominees for Trustees listed below.
     [ ]  FOR all nominees listed below
     Nominees:  Stanley Simon
     Ronald Targan
     (each for a term ending at the Annual Meeting of
     Shareholders in 2002)
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     To withhold authority to vote for any individual nominee,
     write that nominee's name in the space provided below.
     ------------------------------------------------------------
     APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS SHARE
2.   PLAN:
     The Board of Trustees recommends a Vote "FOR" approval of
     the Amendment to the Company's Omnibus Share Plan
     FOR [ ]               AGAINST [ ]               ABSTAIN [
     ]

                                                [ ]  Address Change and/or
                                                Comments
                                                Please date and sign as your
                                                name or names appear hereon.
                                                Each joint owner must sign.
                                                (Officers, Executors,
                                                Administrators, Trustees, etc.,
                                                will kindly so indicate when
                                                signing.)

                                                Dated

       ------------------------------------------------------------------------,
                                                1999

                                                --------------------------------
                                                  Signature(s) of Shareholder(s)

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.